ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (“Agreement”) is made and entered into as of September 26, 2005, by and between RENOVO HOLDINGS, a Nevada corporation (“Renovo Nevada”), and STEPHEN CARNES (the “Principal Stockholder”).

WHEREAS, Renovo Nevada, which, prior to the Effective Time (as hereafter defined) shall merge with and into its wholly owned subsidiary, RENOVO, INC., a Delaware corporation (“Renovo Delaware”), with Renovo Delaware as the surviving corporation (Renovo Nevada and Renovo Delaware are referred to herein as “Renovo”), is party to an Agreement and Plan of Merger dated September 26, 2005 (the “Merger Agreement”) among Renovo Nevada, EI3 CORPORATION, a Delaware corporation (“EI3”), and the Principal Stockholder pursuant to which EI3 will merge (the “Merger”) with and into Renovo Delaware (after Renovo Nevada has merged into Renovo Delaware) with Renovo Delaware as the surviving corporation of the Merger (the “Surviving Corporation”); and

WHEREAS, at the Effective Time, the Surviving Corporation will change its name to “EI3 Corporation” and

WHEREAS, the Principal Stockholder is the sole officer, director and employee of Renovo and is intimately familiar with the assets, liabilities, agreements, business and operations of Renovo; and

WHEREAS, concurrent with Closing, the Principal Stockholder shall forgive all debts or other liabilities owed to the Principle Stockholder by Renovo; and

WHEREAS, pursuant to the Merger Agreement and as a condition of the Merger, the Principal Stockholder has agreed, immediately prior to the Effective Time, to assume and to pay, perform and discharge all Liabilities of Renovo, exclusive of the Cornell Capital Partners, LP Convertible Debenture (the “Cornell Debenture”), on the terms and conditions set forth herein; and

WHEREAS, the Surviving Corporation has agreed to assume all obligations related to the Cornell Debenture.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.          Definitions.

“Closing” shall have the meaning ascribed to such term in the Merger Agreement.

“Effective Time” shall have the meaning ascribed to such term in the Merger Agreement.

“Liabilities” means all debts, obligations, duties, guaranties, covenants, costs, charges, taxes and other liabilities of every kind and nature, fixed, contingent, due or to become due, known or unknown, which exist immediately prior to the Effective Time or arise before or after the Effective Time from any acts, omissions, causes or events occurring, or agreements entered into, prior to the Effective Time. Liabilities shall not include the obligations of the Surviving Corporation under this Assumption Agreement. Further, Liabilities shall not include the Cornell Debenture in a principal amount of $300,000, which as of June 30, 2005 $220,000 remained as a long-term liability of Renovo. The Surviving Corporation has agreed to assume all obligations relating to the Cornell Debenture.

2.	Assumption of Liabilities.

The Principal Stockholder hereby assumes immediately prior to the Effective Time, and agrees to pay, perform and discharge, any and all of the Liabilities of Renovo. The Assumption of the Liabilities of Renovo hereunder by the Principal Stockholder shall become effective as of the Effective Time as contemplated by the Merger Agreement. The Principal Stockholder hereby confirms that he will cease to be an employee of Renovo as of the Effective Time and hereby confirms that his employment agreement with Renovo will likewise terminate.

3.	Payment by the Surviving Corporation.

In consideration of the Principal Stockholder’s assumption of the Liabilities of Renovo under this Agreement, the Surviving Corporation shall pay the Principal Stockholder $200,000 at Closing.

4.	Termination.

This Agreement shall terminate automatically if the Merger Agreement is terminated pursuant to Article IX of the Merger Agreement.

5.	Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to Renovo, as of the date hereof and as of the Effective Time that:

5.1.       Power. The Principal Stockholder has full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

5.2.       Authorization and Validity of Documents. This Agreement has been duly executed and delivered by the Principal Stockholder and constitutes the legal, valid and binding obligation of the Principal Stockholder, enforceable against the Principal Stockholder in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors’ rights generally.

5.3.       Understanding of Liabilities. The Principal Stockholder has had a full and fair opportunity to examine the books, records and operations of Renovo and understands the nature, kind and extent of the Liabilities being assumed by him hereunder and that the Principal Stockholders obligations under this Agreement are unlimited.

6.	Tax Returns.

The Principal Stockholder agrees that he will cause Renovo to prepare federal and state tax returns, as applicable, for Renovo for each taxable period from its inception and for the tax year 2005 from January 1, 2005 through the Effective Time and provide such tax returns to the Surviving Corporation as soon as practicable. The Principal Stockholder shall timely pay any tax liability of Renovo shown on such return or resulting from the transactions contemplated hereby and shall pay and be responsible for any and all penalties associated with such filings.

7.	Indemnification by the Principal Stockholder.

7.1.       Indemnity. The Principal Stockholder hereby agrees to indemnify and hold harmless the Surviving Corporation and its officers, directors and shareholders, against and in respect of:

7.1.1.    Any loss, claim, liability, obligation or damage suffered or incurred by the Surviving Corporation resulting from or arising in connection with any misrepresentation, breach of warranty, or non-fulfillment of any covenant or agreement on the part of the Principal Stockholder contained in this Agreement;

7.1.2.    Any liability or claim which may be asserted against the Surviving Corporation arising out of, relating to, or in connection with Renovo’s ownership of its assets prior to the Closing, or Renovo’s business or other activities prior to the Closing;

7.1.3.    Any Taxes, as defined in the Merger Agreement, arising out of or relating to the transaction contemplated by this Agreement;

7.1.4.    All actions, suits, investigations, proceedings, demands, assessments, judgments, reasonable attorneys’ fees, costs and expenses incident to the foregoing, including, but not limited to, any audit or investigation by any governmental entity; and

7.1.5.    The Assumed Liabilities.

7.2.       Notice and Procedure. Any party claiming indemnity hereunder (hereinafter referred to as the “Indemnified Party”) shall give the party against whom indemnity is sought (hereinafter referred to as the “Indemnifying Party”) prompt written notice after obtaining knowledge of any claim or the existence of facts as to which recovery may be sought against it in respect of which the Indemnifying Party may be liable because of the indemnity provisions set forth in this Section 7. If such claim for indemnity arises in connection with a legal action instituted by a third party (hereinafter a “Third Party Claim”), the Indemnified Party hereby agrees that, within ten (10) business days after it is served with notice of the assertion of any Third Party Claim for which it may seek indemnity hereunder, the Indemnified Party will notify the Indemnifying Party in writing of such Third Party Claim. Any delay in the giving of such notice shall not relieve the Indemnifying Party of his obligations hereunder.

7.2.1.    The Indemnifying Party shall, within ten (10) business days after the date that the Indemnified Party gives notice of a claim (whether a Third Party Claim or otherwise) as provided above, notify the Indemnified Party whether it accepts or contests its obligation of indemnity hereunder as claimed by the Indemnified Party.

7.2.2.    If the claim for indemnity arises in connection with a Third Party Claim and the Indemnifying Party accepts its indemnity obligation hereunder, the Indemnifying Party shall have the right, after conceding in writing its obligation of indemnity hereunder, to conduct the defense of such action at its sole expense through counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall cooperate in such defense as reasonably necessary to enable the Indemnifying Party to conduct its defense, including providing the Indemnifying Party with reasonable access to such records as may be relevant to its defense. The Indemnifying Party shall be entitled to settle any such Third Party Claim without the prior written consent of the Indemnified Party provided that the Indemnifying Party provides the Indemnified Party with reasonable assurances that the Indemnified Party will be fully indemnified by the Indemnifying Party in connection with any such Third Party Claim. The Indemnified Party shall be entitled to retain its own counsel at its own expense in connection with any Third Party Claim that the Indemnifying Party has elected to defend. If the Indemnifying Party accepts its indemnity obligations hereunder in connection with a Third Party Claim but elects not to conduct the defense thereof, the Indemnified Party may defend and/or settle such Third Party Claim and shall be entitled to be indemnified for the full amount of such claim and all costs and expenses, including attorneys’ fees, incurred in connection therewith pursuant to this Section 7.2.2.

7.2.3.    If the claim for indemnity arises in connection with a Third Party Claim and the Indemnifying Party contests or does not accept its indemnity obligation hereunder, the Indemnified Party shall have the right to defend and/or settle such Third Party Claim and thereafter seek indemnity from the other party pursuant to this Section 7.2.3, however, that the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

7.2.4.    If the claim for indemnity arises other than in connection with a Third Party Claim and the Indemnifying Party accepts its indemnity obligation hereunder, the Indemnifying Party shall, upon the request of the Indemnified Party, pay the full amount of such claim to the Indemnified Party or to the third party asserting such claim as directed by the Indemnified Party. If the claim for indemnity arises other than in connection with a Third Party Claim and the Indemnifying Party contests its indemnity obligation hereunder, the Indemnified Party shall have the right to defend, settle or take any other action with respect to such claim and thereafter seek indemnity pursuant to this Section 7.2.4.; provided, however, that the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

8.	Miscellaneous.

8.1.       Survival of Representations, Warranties and Agreements. All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement shall survive the execution, acknowledgment and delivery of this Agreement and the consummation of the Merger.

8.2.       Notices. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the “Notices”) shall be in writing and shall be given either (a) by personal delivery against a receipted copy, or (b) by certified or registered United States mail, return receipt requested, postage prepaid, to the following addresses:

(i) If to Renovo, to:
Renovo Holdings
100 Candace Drive, Suite 100
Maitland, Florida 32751

With a copy to:
Stoecklein Law Group
Attn: Donald J. Stoecklein, Esq.
402 W. Broadway, Suite 400
San Diego, California 92101

(ii) If to the Principal Stockholder, to:
Stephen W. Carnes
C/o Renovo Holdings
100 Candace Drive, Suite 100
Maitland, Florida 32751

If to the Surviving Corporation, to:
ei3 Corporation
136 Summit Avenue
Montvale, NJ 07645

With a copy to:
Blank Rome LLP
Attn: Matthew K. Breitman, Esq.
The Chrysler Building
405 Lexington Avenue
New York, NY 10174

or to such other address of which written notice in accordance with this Section 8.2 shall have been provided by such party. Notices may only be given in the manner hereinabove described in this Section 8.2 and shall be deemed received when given in such manner.

8.3.       This Agreement. This Assumption Agreement is the “Assumption Agreement” referred to in Section 5.3 of the Merger Agreement and is intended to implement the provisions thereof.

8.4.       Assignability. This Agreement shall not be assignable by the Principal Stockholder without the prior written consent of Renovo or the Surviving Corporation as the case may be.

8.5.       Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal and legal representatives, guardians, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities.

8.6.       Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

8.7.       Amendment; Waiver. No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

8.8.       Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

8.9.       Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile signature shall be deemed an original signature for all purposes.

8.10.     Applicable Law; Jurisdiction and Venue; Service of Process. This Agreement was made in the State of New York, and shall be governed by, construed, interpreted and enforced in exclusive accordance with the laws of the State of New York.

8.11.     Legal Expenses. If any legal action is commenced to enforce any provision of this Agreement, the prevailing party in such legal action shall be entitled to receive, in addition to any damages or other legal remedy, his, her or its legal costs including but not limited to legal fees, court costs and expert fees, incurred in such action.

8.12.     Further Assurances. Principal Stockholder agrees to execute, acknowledge and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the Surviving Corporation may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

8.13.     Use of Genders. Whenever used in this Agreement, the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

PRINCIPAL STOCKHOLDER:	RENOVO HOLDINGS

/s/ Stephen W. Carnes	/s/ Stephen W. Carnes
STEPHEN W. CARNES	Stephen W. Carnes, President